UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2006

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road
Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement

On November 22, 2006, Guitar Center, Inc. (the “Company”), announced that it had signed an asset purchase agreement to acquire substantially all the assets of Dennis Bamber, Inc., D/B/A The Woodwind & The Brasswind under section 363 of the United States Bankruptcy Code.  Under the terms of the agreement, the Company would acquire The Woodwind & The Brasswind’s inventory of band and orchestra and combo instruments, accounts receivable, trade names and certain other intangible assets.  The proposed purchase price for the assets would be $37.1 million in cash, plus the assumption of certain liabilities of The Woodwind & The Brasswind of up to $2.1 million in the aggregate.  The proposed purchase price is subject to adjustment based on The Woodwind & The Brasswind transferring minimum levels of accounts receivable and inventory at the closing.  The transaction is subject to a number of conditions, including bankruptcy court approval, and is also subject to overbid at a bankruptcy auction expected to be held in January 2007.

The Woodwind & The Brasswind filed for bankruptcy protection in Indiana on November 21, 2006.  The proposed asset acquisition agreement was entered into by the Musician’s Friend subsidiary of the Company.  Under the agreement, only very limited obligations and other pre-petition liabilities of The Woodwind &The Brasswind would be assumed.

The summary provided above is qualified by the full text of the agreement which has been filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.                  Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of November 22, 2006, by and between Musician’s Friend, Inc. and Dennis Bamber, Inc., D/B/A The Woodwind & The Brasswind and its Chapter 11 Estate.

99.1	Press release, dated November 22, 2006.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: November 28, 2006
	By:	/s/ Leland P. Smith
Leland P. Smith, Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of November 22, 2006, by and between Musician’s Friend, Inc. and Dennis Bamber, Inc., D/B/A The Woodwind & The Brasswind and its Chapter 11 Estate.

99.1	Press release dated November 22, 2006.